Exhibit 10.1

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE  AGREEMENT, dated as of January 28, 2011, by and among XTFT GAMES S/S LTDA, a Curitiba-based company (“NewCo”), Rafael Aguilher da Costa, Adriano Pascoal Pereira, Cesar Augusto Barbado, Michael Nicklas, Eros Cesar Carvalho, Rafael Eduardo Gonchor, Danny Angelo Carminati, Guilherme Belotti, Herlygenes de Almeida Pinto, John Cesar Campagnaro, Raphael Martins Antonio and Lars Fuhrken-Batista (collectively, the “NewCo Shareholders”), and Quepasa Corporation, a Nevada corporation (“Quepasa”) (NewCo, the NewCo Shareholders, and Quepasa may collectively be referred to as the “Parties” or individually as a “Party”).

This Agreement contemplates a transaction in which Quepasa will acquire all of the outstanding shares or equity interests of NewCo from the NewCo Shareholders for common stock of Quepasa and cash upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, representations and warranties made herein, and of the mutual benefits to be derived hereby, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

1.1           Definition of Certain Terms.  The terms defined in this Section 1, whenever used in this Agreement, shall have the respective meanings indicated below for all purposes of this Agreement.  All references herein to a Section or Article are to a Section or Article of or to this Agreement, unless otherwise indicated.

“Acquired Assets” means all right, title, and interest in and to all of the assets of NewCo acquired from TechFront, which such assets shall include the assets comprising the Business of TechFront as referenced on the Most Recent Balance Sheet as updated in the Ordinary Course of Business, including, but not limited to,  all of its (a) tangible personal property (such as machinery, equipment, inventories of raw materials and supplies, manufactured and purchased parts, goods in process and finished goods, furniture, automobiles, trucks, tractors, trailers, tools, jigs, and dies), (b) Intellectual Property, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against past, present, and future infringements thereof, and rights to protection of past, present, and future interests therein under the laws of all jurisdictions, (c) leases, subleases, and rights thereunder, (d) agreements, contracts, indentures, mortgages, instruments, Liens, guaranties, other similar arrangements, and rights thereunder, (d) accounts, notes, and other receivables, (e) securities, (f) claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set-off, and rights of recoupment (including any such item relating to the payment of Taxes), (g) franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from governments and governmental agencies, (h) books, records, ledgers, files, documents, correspondence, lists, plats, architectural plans, drawings, and specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials, and (i) cash; provided, however, that the Acquired Assets shall in no event include the trademark and tradename “TECHFRONT” and other trademarks and tradenames that include the wording “TECHFRONT.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act.

“Affiliated Group” means any affiliated group within the meaning of Code Section 1504(a).

“Agreement” means this Stock Purchase Agreement, including the schedules and exhibits hereto.

“Alternative Transaction” shall have the meaning set forth in Section 7.2 with respect to NewCo and the NewCoShareholders and the meaning set forth in Section 7.3 with respect to Quepasa.

“Asset Sale Transaction” has the meaning set forth in Section  5.1(b) below.

“Assumed Liabilities” means the following liabilities transferred by TechFront to NewCo:  (a) all Liabilities of TechFront set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto), (b) all Liabilities of TechFront that have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (other than any Liability resulting from, arising out of, relating to, in the nature of, or caused by any breach of contract, breach of warranty, tort, infringement, violation of law, or environmental matter, including without limitation those arising under Environmental, Health, and Safety Requirements), and (c) all obligations of TechFront under any agreements, contracts, leases, licenses, and other arrangements referred to in the definition of Acquired Assets either (i) to furnish goods and services to another party after the Closing or (ii) to pay for goods and services that another party will furnish to it after the Closing; provided, however, Assumed Liabilities shall in no event include the Excluded Liabilities.

“Bank Loans” means those loans designated as such on Exhibit B.

 “Business” means the businesses of the applicable entity and its Subsidiaries.

“Change of Control” means the occurrence when any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under said act), directly or indirectly, of securities of a corporation representing 50% or more of the total voting power of such corporation’s then outstanding voting securities.

“Claims” has the meaning set forth in Section 9.3 below.

“Closing” has the meaning set forth in Section 2.2 below.

“Closing Date” has the meaning set forth in Section 2.2 below.

“Code” means the Internal Revenue Code of 1986.

“Confidential Information” means any information concerning the businesses and affairs of the other Party that is not already generally available to the public.

“Costa” shall mean Rafael Aguilher da Costa.

“Damages” has the meaning set forth in Section 9.3 below.

“Data Laws” means laws, regulations, guidelines, and rules in any jurisdiction (federal, state, provincial, or local) applicable to data privacy, data security, and/or personal information, as well as any applicable industry standards.

“Disclosure Schedule” means the schedule attached hereto.

“Disclosing Party” has the meaning set forth in Section 6.1 below.

“Earnout Consideration” has the meaning set forth in Section 2.6 below.

“Earnout Payment” has the meaning set forth in Section 2.6 below.

 “Effective Date” shall mean the date of this Agreement.

 “Environmental, Health, and Safety Requirements” shall mean all Federal, state, local and Foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

“Escrow Agreement” has the meaning set forth in Section 5.1(b)  below.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Liabilities” means any Liability not specifically identified in the Assumed Liabilities, including, but not limited to, the following: (i) the Partner Loans (as defined below), (ii)  the Bank Loans (as defined above), (iii) any Liability of TechFront for labor matters or Taxes including those referenced in Section 3.1(y)(i)(I), (iv) any Liability of TechFront for income, transfer, sales, use, and other Taxes arising in connection with the consummation of the Asset Sale Transaction (including any income Taxes arising therefrom), (v) any Liability of TechFront for the unpaid Taxes of any Person under Reg. §1.1502-6 (or any similar provision of state, local, or Foreign law), as a transferee or successor, by contract, or otherwise, (vi) any obligation of TechFront to indemnify any Person (including any of its shareholders) by reason of the fact that such Person was a manager, director, officer, employee, or agent of TechFront, or any of their Subsidiaries or was serving at the request of any such entity as a partner, trustee, manager, director, officer, employee, or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement, or otherwise), (vii) any Liability of TechFront for costs and expenses incurred in connection with the Asset Sale Transaction and the transactions contemplated thereby, or (viii) any Liability or obligation of TechFront under the agreement governing the Asset Sale Transaction (or under any side agreement between TechFront on the one hand and NewCo on the other hand entered into before, on or after the date of this Agreement)..

“Exclusivity Period” has the meaning set forth in Section 7.2 below.

“Federal” refers to the United States with respect to Quepasa and to Brazil with respect to NewCo.

“Foreign” refers to any country other than the United States with respect to Quepasa and any country other than Brazil with respect to NewCo.

“Financial Statements” has the meaning set forth in Section 3.1(f) below.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Indemnified Party” has the meaning set forth in Section 9.3 below.

“Indemnifying Party” has the meaning set forth in Section 9.3 below.

“Intellectual Property” means all (i) right, title and interest in and to all patents, licenses, copyrights, trademarks, trade names, service marks, logos and slogans, domain names, and all of the goodwill associated therewith, rights to software currently developed or being developed prior to this acquisition or in the future and all registrations, applications and other rights associated with the foregoing, if any, whether registered or unregistered, now used or presently planned to be used, and (ii) right, title and interest in and to all know-how, technology, slogans, data, studies, confidential information, restrictive covenants, computer software (including documentation and related object and source codes), indemnity rights, and other intangible assets now used or presently planned to be used, and all of the goodwill associated therewith, confidentiality obligations and similar obligations of present and former shareholders, officers and employees of the applicable Party, including the right to sue for past infringement thereof.

 “Knowledge” means that (i) in the case of a Person, the Person is actually aware of the fact or other matter to which the term “Knowledge” relates, or (ii) in the case of an entity, any officer, director or manager of the applicable entity is actually aware of the fact or other matter to which the term “Knowledge” relates.

“Liability" means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Lien” means any mortgage, pledge, lien, encumbrance, charge, or other security interest.

“Lock-Up Agreement” has the meaning set forth in Section 5.1(b) below.

“Lock-Up Period” has the meaning set forth in Section 5.1(b) below.
“Material Adverse Change” or “Material Adverse Effect” means any effect or change that would be materially adverse to the business of the applicable Party and its Subsidiaries, taken as a whole, or to the ability of any Party to consummate timely the transactions contemplated hereby (regardless of whether or not such adverse effect or change can be or has been cured at any time or whether the other Party has knowledge of such effect or change on the date hereof).

“Maximum Cost Performance Level” has the meaning set forth in Section 2.6 below.

“Minimum Revenue Performance Level” has the meaning set forth in Section 2.6 below.

“Most Recent Financial Statements” has the meaning set forth in Section 3.1(f) below.

“Most Recent Fiscal Month End” has the meaning set forth in Section 3.1(f) below.

“Most Recent Fiscal Year End” has the meaning set forth in Section 3.1(f) below.

“NewCo shall have the meaning set forth in the preface on page 1.

“NewCo Indemnified Parties has the meaning set forth in Section 9.1 below.

“NewCo Shareholders” shall have the meaning set forth in the preface on page 1.

“NewCo Shares” means the shares of equity interests in NewCo.

“NewCo Shareholder Representations” shall have the meaning set forth in Section 3.1 below.

 “Non U.S. Person” means any Person who is not a Person defined as a U.S. Person under Rule 902 of the Securities Act.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Quepasa” shall have the meaning set forth in the preface on page 1.

“Quepasa Common Stock” shall mean the common stock of Quepasa.

“Quepasa Indemnified Parties has the meaning set forth in Section 9.2 below.

“Partner Loans” means those loans designated as such on Exhibit B.

“Party” has the meaning set forth in the preface above.

“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

“Purchase Price” has the meaning set forth in Section 2.1 below.

“Recipient Party” has the meaning set forth in Section 6.1 below.

“SEC Documents” means any report on Forms 8-K, 10-Q or 10-K (or any predecessor forms), any Schedule 14A and 14Cs and any Registration Statements filed with the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Services and Non-Compete Agreements” has the meaning set forth in Section 5.1(b) below.

“Shareholder Representative” has the meaning set forth in Section 8.2 below.

“Subsidiary” means any entity with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the equity interests or directly or indirectly has the power to vote or direct the voting of sufficient securities to elect a majority of the directors or managers.

“$” means United States Dollars USD.

“Tax” means any Federal, state, local, or Foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, intangibles, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto.

“TechFront” shall mean TechFront Desenvolvimento de Software S/S Ltda, a Curitiba-based company registered under Brazilian id code or CNPJ 06.097.284/0001-62.

 “Termination Date” has the meaning set forth in Section 2.2 below.

ARTICLE II.
BASIC TRANSACTION

2.1           The Purchase Transaction.  At the Closing, the NewCo Shareholders shall sell, convey, transfer and assign to Quepasa, and Quepasa shall purchase and accept from NewCo Shareholders all right, title and interest in and to all of the issued and outstanding NewCo Shares owned by the NewCo Shareholders in exchange for (i) $3,700,000 worth of Quepasa Common Stock, which shall be valued at the average closing price per share of Quepasa Common Stock for the ten  (10) trading days  up to the last trading day prior to (i) the execution of this Agreement by all Parties, or (ii) the Closing, whichever results in more shares to the NewCo Shareholders and (ii) up to 250,000 shares of Quepasa Common Stock in Earnout Consideration (collectively, the “Purchase Price”), on and subject to the terms and conditions of this Agreement.  The Purchase Price shall be allocated to the NewCo Shareholders and the NewCo Shareholders in accordance with Exhibit A.  Fractional shares shall be rounded down. As a part of the transaction, Quepasa shall pay $300,000 of cash as a brokerage commission in accordance with Exhibit A.

2.2           The Closing.  The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices Abreu, Merkl e Advogados Associados, R. Joaquim da Silva Sampaio, 117, Curitiba, Paraná, BRASIL, 80710-630, commencing at 12:00 p.m., Curitiba time (or such other place and time as the Parties may mutually determine), on the first business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the “Closing Date”); provided, however, that the Closing Date shall be no later than February 15, 2011 (the “Termination Date”).

2.3           Deliveries/Actions at Closing.

(a)           NewCo and NewCo Shareholders.  At the Closing, (i) NewCo and the NewCo Shareholders shall deliver to Quepasa the various certificates, instruments, and documents referred to in Section 5.1(b) below; and (ii) all of the NewCo Shareholders shall sign, execute and deliver (or cause to be delivered) to Quepasa an amendment to the Articles of Organization of NewCo transferring the total number of quotas (equity interests) to Quepasa in form acceptable to Quepasa.

(b)           Quepasa.  At the Closing,

(i)            Quepasa shall deliver to NewCo the various certificates, instruments, and documents referred to in Section 5.1(a) below; and

(ii)           Quepasa shall deliver to the NewCo Shareholders stock certificates for the shares of Quepasa Common Stock based on Exhibit A.

2.4           Adjustments to Stock Upon Certain Events.  Subject to any required action by the shareholders of Quepasa, the Quepasa Common Stock constituting the  Purchase Price  shall be proportionately adjusted for any increases or decrease in the number of issued shares of Quepasa Common Stock resulting from a stock split, stock dividend, combination or reclassification of Quepasa Common Stock, or any other increase or decrease in the number of issued shares of Quepasa Common Stock effected without receipt of consideration by Quepasa prior to the Closing; provided, however, that conversion of any convertible securities of Quepasa, the issuance of shares of Quepasa Common Stock for shares of Quepasa Common Stock under this Agreement, or the voluntary cancellation whether by virtue of a cashless exercise of a derivative security of Quepasa or otherwise shall not be deemed to have been “effected without receipt of consideration.”  Such adjustment shall be made by Quepasa, in its sole and reasonable discretion, and such determination in that respect shall be final, binding and conclusive.  Except as expressly provided herein, the issuance by Quepasa of shares of capital stock of any class, or securities convertible into shares of stock of any class, shall not cause an adjustment pursuant to this Section 2.4.  No adjustments shall be made for dividends or other distributions paid in cash or in property other than securities of Quepasa.  Fractional shares shall be rounded down.

2.5           Legend on Quepasa Stock.  The NewCo Shareholders agree that the Quepasa Common Stock shall be issued with the following legends:

THE SHARES REPRESENTED BY THIS STOCK CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE FEDERAL OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH LAWS AS MAY BE APPLICABLE OR AN OPINION OF COUNSEL TO THE CORPORATION THAT AN EXEMPTION FROM SUCH APPLICABLE LAWS EXISTS.

THE SHARES REPRESENTED BY THIS STOCK CERTIFICATE ARE SUBJECT TO THE TERMS OF AND CONDITIONS OF THAT CERTAIN STOCK PURCHASE AGREEMENT DATED JANUARY 28, 2011 (INCLUDING, WITHOUT LIMITATION, CANCELLATION PURSUANT TO THE INDEMNIFICATION PROVISIONS OF ARTICLE IX THEREOF) AND THAT CERTAIN LOCK-UP AGREEMENT DATED JANUARY 28, 2011, COPIES OF WHICH ARE MAINTAINED IN THE CORPORATION’S OFFICES.

2.6       The Earnout Consideration.  If NewCo satisfies each of the following performance targets for a calendar year, Quepasa shall be required to pay the NewCo Shareholders their proportionate share (based upon the ratio of each NewCo Shareholder’s stock consideration received pursuant to Exhibit A to all stock consideration received by the NewCo Shareholders pursuant to Exhibit A) of the following Earnout Payment based upon the operations of NewCo without including any revenue or expense of (A) any Businesses acquired after the Closing Date or (B) any entity other than NewCo (collectively, the “Earnout Consideration”):

Target Date	Minimum Revenue Performance Level	Maximum Cost Performance Level	Earnout Payment (Percentage of the Shares of Quepasa Common Stock cited in 2.1 (ii))
December 31, 2011	$9,000,000	$2,300,000	33,34%
December 31, 2012	$27,000,000	$5,500,000	33,33%
December 31, 2013	$35,000,000	$6,000,000	33.33%

If for any year only one of the two milestones is met, then the NewCo Shareholders shall be entitled to one-half of the Earnout Payment for such year.

If the Minimum Revenue Performance Level for a year is exceeded, a portion of the Earnout Payment for the succeeding year shall be deemed earned, such portion shall equal the (A) product of (i) the excess over the Minimum Revenue Performance Level, divided by (ii) that year’s Minimum Revenue Performance Level, multiplied by (B) one-half of the Earnout Payment for the succeeding year.

For example, assume that NewCo generates revenue of $15,000,000 for 2011. The Minimum Revenue Performance Level for 2011 was exceeded by $6,000,000 ($15,000,000 - $9,000,000). The portion of the Earnout Payment for 2012 that will be deemed earned in 2011 is calculated as follows:

$6,000,000 / $9,000,000 = 66.67% x 50% of $83,333= 27,779 shares

The remaining shares for the next year (13,888) would remain and be subject to the next year’s Minimum Revenue Performance Level.

Notwithstanding the preceding, in the event Quepasa incurs a Change of Control, the remaining balance of the Earnout Consideration shall be deemed earned and shall be immediately due and payable to the NewCo Shareholders.

2.7           Setoff Rights.  Subject to the limitations set forth in Article IX under this Agreement, Quepasa and NewCo shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as (i) either is required to deduct and withhold under with respect to any provision of Brazilian federal, state or local Tax law or any Foreign Tax law or (ii) any amounts due under this Agreement including Section 8.3 and Article 9. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the NewCo Shareholders by Quepasa.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF NEWCO AND THE NEWCO SHAREHOLDERS

3.1           Representations and Warranties of NewCo and the NewCo Shareholders.  NewCo and  the NewCo Shareholders, jointly and severally, represent and warrant to Quepasa that the statements contained in this Article III are true, correct and complete in all material respects as of the Effective Date and will be true, correct and complete in all material respects as of the Closing Date, except as set forth in the Disclosure Schedule. Each NewCo Shareholder severally represents and warrants to Quepasa that the statements contained in Sections 3.1(d), 3.1(s), 3.1(w), 3.1(z) and  3.1(aa) as to such NewCo Shareholder (collectively, the “NewCo Shareholder Representations”) are true, correct and complete in all material respects as of the Effective Date and will be true, correct and complete in all material respects as of the Closing Date, except as set forth in the Disclosure Schedule.

(a)           Organization, Qualification and Corporate Power. Each of TechFront and NewCo is a Curtiba-based company and is duly organized, validly existing, registered under Brazilian tax id code or CNPJ, and in good standing under such laws.  To the Knowledge of NewCo Shareholders, each of NewCo and TechFront has full corporate power and authority to carry on the Businesses in which it was engaged and to own and use the properties owned and used by it.

(b)           Subsidiaries.  Except as set forth in Section 3.1(a) of the Disclosure Schedule, neither TechFront nor NewCo has any  Subsidiaries. The Business of TechFront is operated directly by TechFront and not by any Subsidiary or Affiliate.

(c)           Capitalization.  Section 3.1(c) of the Disclosure Schedule sets forth the number of authorized and outstanding quotas of NewCo, along with a list of each NewCo Shareholder, their current address and the number of quotas owned.  All of the issued quotas of capital stock of NewCo have been duly authorized and are validly issued, fully paid, and nonassessable.  There are not any outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require NewCo to issue, sell or otherwise cause to become outstanding any of the securities of NewCo.  There are not any outstanding contractual obligations of NewCo to repurchase, redeem or otherwise acquire any securities of NewCo.  There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to NewCo.  There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of NewCo.

(d)           Authorization of Transaction.

(i)           NewCo has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  Without limiting the generality of the foregoing, the managers and board of directors of NewCo and the NewCo Shareholders have duly authorized the execution, delivery, and performance of this Agreement.  This Agreement constitutes the valid and legally binding obligation of NewCo and the NewCo Shareholders, enforceable in accordance with its terms.

(ii)           TechFront has full corporate power and authority to enter into the Asset Sale Transaction.  Without limiting the generality of the foregoing, the managers and board of directors of TechFront and its shareholders have duly authorized the Asset Sale Transaction.

(e)           Noncontravention.

(i)            The Asset Sale Transaction will not (i) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which TechFront or NewCo or is subject, or any provision of its articles of incorporation or bylaws (or other comparable documents or instruments under Brazilian law) of TechFront or NewCo or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which TechFront or NewCo is a party or by which it is bound or to which any of their assets are subject (or result in the imposition of any Lien upon any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Lien would not have a Material Adverse Effect on TechFront or NewCo on the ability of TechFront or NewCo to consummate the Asset Sale Transaction.  Neither TechFront nor NewCo is required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the Asset Sale Transaction, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a Material Adverse Effect with regard to TechFront or NewCo or on their ability to consummate the Asset Sale Transaction.

(ii)           Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which NewCo is subject, or any provision of its articles of incorporation or bylaws (or other comparable documents or instruments under Brazilian law) of NewCo or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which NewCo is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Lien would not have a Material Adverse Effect on NewCo or on the ability of the Parties to consummate the transactions contemplated by this Agreement.  NewCo is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a Material Adverse Effect with regard to NewCo or on the ability of the Parties to consummate the transactions contemplated by this Agreement.

(f)           Financial Statements.  NewCo shall have delivered to Quepasa prior to Closing TechFront’s (i)  audited balance sheet and statements of profit and loss, shareholders equity and cash flow as of and for the fiscal year ended December 31, 2009 (the “Most Recent Fiscal Year End”), (ii) unaudited balance sheet and statements of profit and loss and cash flow (the “Most Recent Financial Statements”) as of and for the 10 months ended October 31, 2010 (the “Most Recent Fiscal Month End”). The above mentioned financial statements shall be referred to collectively as the “Financial Statements.”  The Financial Statements (including the notes thereto) will fairly present the financial condition of TechFront as of such dates and the results of operations of TechFront for such periods are consistent with the books and records of TechFront.  Except as set forth in the Financial Statements, TechFront has no Liabilities or obligations (whether accrued, absolute, contingent or otherwise) (i) of a nature required to be disclosed on a balance sheet or in the related notes to Financial Statements or (ii) which, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on TechFront.  The Financial Statements do not contain any untrue statements of material facts or knowingly omit to state any material facts required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading; provided, however, that the Most Recent Financial Statements of TechFront are subject to normal year-end adjustments none of which is material and lack footnotes and other presentation items.  Except as as otherwise disclosed on Section 3.1(f) of the Disclosure Schedule, all of the Financial Statements of TechFront referred to in this Section 3.1(f) have been prepared in accordance with GAAP consistently applied.

(g)           Events Subsequent to Most Recent Fiscal Year End.  Since the Most Recent Fiscal Year End, there has not been any Material Adverse Effect with regard to TechFront or NewCo.  Without limiting the generality of the foregoing, since that date, except for the Asset Sale Transaction or as otherwise disclosed on Section 3.1(g) of the Disclosure Schedule:

(i)           Neither TechFront nor NewCo has  sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than in the Ordinary Course of Business;

(ii)          Neither TechFront nor NewCo has entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $25,000 and outside the Ordinary Course of Business;

(iii)         Neither TechFront nor NewCo has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $25,000 to which they are a party or by which any of them is bound;

(iv)         Neither TechFront nor NewCo has  imposed any Lien upon any of its assets, tangible or intangible;

(v)          Neither TechFront nor NewCo has made any capital expenditure (or series of related capital expenditures) involving more than $25,000 and outside the Ordinary Course of Business;

(vi)         Neither TechFront nor NewCo has made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) involving more than $25,000 and outside the Ordinary Course of Business;

(vii)        Neither TechFront nor NewCo has issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $12,500 singly or $25,000 in the aggregate;

(viii)       Neither TechFront nor NewCo has delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

(ix)          Neither TechFront nor NewCo has cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $25,000 or outside the Ordinary Course of Business;

(x)           Neither TechFront nor it shareholders nor NewCo nor the NewCo Shareholders, have transferred, assigned, or granted any license or sublicense of any rights under or with respect to any Intellectual Property;

(xi)          There has been no change made or authorized in the articles of incorporation or bylaws of TechFront or NewCo (or other comparable documents or instruments under Brazilian law);

(xii)         Neither TechFront nor NewCo has issued, sold, or otherwise disposed of any of its securities, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its securities;

(xiii)        Neither TechFront nor NewCo has declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

(xiv)        Neither TechFront nor NewCo has experienced any damage, destruction, or loss (whether or not covered by insurance) to its property;

(xv)         Neither TechFront nor NewCo has made any loan to, or entered into any other transaction with, any of its managers, directors, officers, and employees outside the Ordinary Course of Business;

(xvi)        Neither TechFront nor NewCo has  entered into or terminated any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement, in excess of $25,000, other than in the Ordinary Course of Business;

(xvii)       Neither TechFront has not adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its managers, directors, officers, and employees (or taken any such action with respect to any other employee benefit plan:

(xviii)      Neither TechFront nor NewCo has made any other change in employment terms for any of its managers, directors, officers, and employees outside the Ordinary Course of Business;

(xix)         There has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving TechFront or NewCo;

(xx)          Neither TechFront nor NewCo has not granted any increase in the base compensation of any of its managers, directors, officers, and employees outside the Ordinary Course of Business;

(xxi)         Neither TechFront nor NewCo has made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

(xxii)        Neither TechFront nor NewCo has discharged a material Liability or Lien outside the Ordinary Course of Business;

(xxiii)       Neither TechFront nor NewCo has made any loans or advances of money;

(xxiv)       Neither TechFront nor NewCo has disclosed any Confidential Information outside of the Ordinary Course of Business; and

(xxv)        Neither TechFront nor NewCo has committed to any of the foregoing.

(h)           Undisclosed Liabilities.

(i)            Except as listed in Section 3.1(h) of the Disclosure Schedule, TechFront has no accrued, contingent or other Liabilities of any nature, either matured or unmatured (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand agreement therein giving rise to a Liability), except for liabilities set forth on the face of the Most Recent Financial Statements (rather than in any notes thereto).

(ii)           Except for the Assumed Liabilities, NewCo has no accrued, contingent or other Liabilities of any nature, either matured or unmatured (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand agreement therein giving rise to a Liability).

(i)           Legal Compliance.  Each of NewCo, TechFront and their  predecessors and Affiliates have complied with all applicable laws (including the Foreign Corrupt Practices Act, 15 U.S.C. 78dd-1 et seq. assuming it is applicable to TechFront) and rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder of Federal, state, local, and Foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

(j)           Litigation.  Section 3.1(j) of the Disclosure Schedule sets forth each instance in which NewCo and/or TechFront (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party to any action, suit, proceeding, hearing, or, to their Knowledge, inquiry or investigation (or similar proceeding) of, in, or before any court or quasi-judicial or administrative agency including any arbitration or mediation proceeding of any Federal, state, local, or Foreign jurisdiction.

(k)           Benefit Plans.  Neither NewCo nor TechFront has adopted any employee benefit plans.

(l)           Tax Matters.

(i)           Each of NewCo and TechFront has filed all Tax Returns that they were required to file.  No claim has ever been made by an authority in a jurisdiction where TechFront or NewCo does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.  There are no Liens on any of the assets of TechFront or NewCo that arose in connection with any failure (or alleged failure) to pay any Tax.

(ii)          Each of NewCo and TechFront has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, equityholder, or other third party.

(iii)         Neither NewCo nor TechFront has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency.

(iv)         Neither NewCo nor TechFront is liable for Taxes of any other Person nor is it a party to or bound by any tax sharing agreement, Tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority).

(v)          Neither NewCo nor TechFront is or has  been a member of an Affiliated Group filing a consolidated Federal Tax Return.

(vi)         There are no Liens for Taxes exist with respect to any assets or properties of TechFront or NewCo, except for Liens for Taxes not yet due.

(vii)        No material Tax Return of New Co or TechFront has ever been under audit or examination by any taxing authority, and no written or, to their Knowledge, unwritten notice of such an audit or examination has been received by it.  None of the Tax Returns of NewCo or TechFront have been examined by and/or settled with any governmental entity.  No claim has ever been made by an authority in a jurisdiction where NewCo or TechFront does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(viii)       Neither NewCo nor TechFront is required to include in a taxable period ending after the Effective Date taxable income attributable to income that accrued in a prior taxable period but was not recognized in any prior taxable period as a result of an installment sale or open transaction disposition made on or prior to the Effective Date or a change in method of accounting for a taxable period ending on or prior to the Effective Date.

(ix)          Neither NewCo nor TechFront is a party to any joint venture, partnership, or arrangement or contract which could be treated as a partnership for Federal income Tax purposes.

(x)           Neither NewCo nor TechFront has entered into any sale leaseback or any leveraged lease transaction that fails to satisfy the requirements of Revenue Procedure 75-21 (or similar provisions of Foreign law).

(xi)          Neither NewCo nor TechFront is a party to any agreement, contract, arrangement or plan that would result (taking into account the transactions contemplated by this Agreement), separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.

(xii)         All material elections with respect to Taxes affecting NewCo and/or TechFront are disclosed or attached to each of their Tax returns.

(xiii)        There are no private letter rulings (or similar provisions under Foreign law) in respect of any Tax pending between TechFront or NewCo and any taxing authority.

(m)           Contracts.  Section 3.1(m) of the Disclosure Schedule lists the following contracts and other agreements to which TechFront or NewCo is a party:

(i)           any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $25,000 per annum;

(ii)          any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a material loss to TechFront, or involves consideration in excess of $25,000;

(iii)         any agreement concerning a partnership or joint venture;

(iv)         any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness, or any capitalized lease obligation, in excess of $25,000 or under which it has imposed a Lien on any of its assets, tangible or intangible;

(v)          any agreement concerning confidentiality or noncompetition outside of the Ordinary Course of Business;

(vi)         any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former managers, directors, officers, and employees;

(vii)        any collective bargaining agreement;

(viii)       any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $25,000 or providing severance benefits;

(ix)          any agreement under which it has advanced or loaned any amount to any of its managers, directors, officers and employees outside the Ordinary Course of Business;

(x)           any agreement under which the consequences of a default or termination could be considered to have a Material Adverse Effect with regard to NewCo;

(xi)          any agreement under which it has granted any Person any registration rights (including, without limitation, demand and piggyback registration rights);

(xii)         any settlement, conciliation or similar agreement with any governmental entity which has or which will involve payment after the Most Recent Fiscal Month End of consideration in excess of $25,000;

(xiii)        any agreement under which NewCo has advanced or loaned any other Person amounts in the aggregate exceeding $25,000;

(xiv)        any other agreement (or group of related agreements) the performance of which involves consideration in excess of $25,000; or

(xx)          any agreement or understanding with Egames or any agreement or understanding with any Person relating to a merger, consolidation, sale of all or substantially all of its assets, or similar transaction under Brazilian law.

New Co has delivered or made available to Quepasa a correct and complete copy of each written agreement listed in Section 3.1(m) of the Disclosure Schedule.  With respect to each such agreement: (A) the agreement is valid, binding, enforceable, and in full force and effect and (B) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; (C) no party has repudiated any provision of the agreement; and the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby.

(n)           Intellectual Property.

(i)           Except in regard to the trademark “TECHFRONT”, NewCo owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property reasonably necessary or desirable for the operation of the Business formely conducted by TechFront, as presently conducted by NewCo and as presently proposed to be conducted by NewCo.  Each item of Intellectual Property owned or used by TechFront immediately prior to the Asset Sale Transaction will be owned or available for use by NewCo on identical terms and conditions immediately subsequent to the Closing.

(ii)          To the Knowledge of NewCo and the NewCo Shareholders, neither TechFront nor NewCo has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and none of TechFront, NewCo or their owners, managers, directors or officers (or employees with responsibility for Intellectual Property matters) has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, conflict, or violation (including any claim that it must license or refrain from using any Intellectual Property rights of any third party).  To the Knowledge of NewCo or any of its owners, managers, directors, or officers (and employees with responsibility for Intellectual Property matters), no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of TechFront or NewCo.

(iii)         To the Knowledge of NewCo and the NewCo Shareholders or any of its managers, officers or directors, it will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of the Business formerly conducted by TechFront, as presently conducted by NewCo and as presently proposed to be conducted by NewCo.

(iv)         Section 3(n)(iv) of the Disclosure Schedule identifies each patent or registration that has been issued to TechFront, NewCo and NewCo Shareholders with respect to any of its Intellectual Property, identifies each pending patent application or application for registration that TechFront has made with respect to any of its Intellectual Property, and identifies each license, sublicense, agreement, or other permission that TechFront or NewCo has granted to any third party with respect to any of its Intellectual Property (together with any exceptions).  NewCo has delivered to Quepasa correct and complete copies of all such patents, registrations, applications, licenses, sublicenses, agreements, and permissions (as amended to date) and have made available to Quepasa correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item.

(v)          Neither NewCo nor any of its shareholders, managers, directors or officers have any Knowledge of any new products, inventions, procedures, or methods of manufacturing or processing that any competitors or other third parties have developed which reasonably could be expected to supersede or make obsolete any of its products or processes.

(vi)         Section 3(n)(vi) of the Disclosure Schedule identifies each unregistered trademark, service mark, trade name, corporate name or Internet domain name, computer software item (other than commercially available-off-the-shelf software purchased or licensed for less than a total cost of $10,000 in the aggregate) and each material unregistered copyright used by NewCo in connection with the Business formerly conducted by TechFront, presently conducted by NewCo and as presently proposed to be conducted by NewCo.  With respect to each item of Intellectual Property required to be identified in Section 3(n)(vi) of the Disclosure Schedule:

(A)          NewCo owns and possess all right, title, and interest in and to the item, free and clear of any Lien, license, or other restriction or limitation regarding use or disclosure;

(B)           the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(C)           no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of any of the shareholders, managers, directors or officers (or employees with responsibility for Intellectual Property matters) of NewCo or TechFront is threatened that challenges the legality, validity, enforceability, use, or ownership of the item, and there are no grounds for the same;

(D)           Neither TechFront nor NewCo has agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item; and

(E)            no loss or expiration of the item is threatened, pending, or reasonably foreseeable, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by TechFront or NewCo, including without limitation, a failure by TechFront or NewCo to pay any required maintenance fees).

(o)           Tangible Assets.  NewCo owns or leases all buildings, machinery, equipment, and other tangible assets necessary for the conduct of the Businesses formerly conducted by TechFront, as presently conducted by NewCo and as presently proposed to be conducted by NewCo.  Each such tangible asset is free from defect, has been maintained in accordance with normal industry practice, and is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purpose for which it is presently used.

(p)           Transactions with Affiliates.  To the Knowledge of NewCo or any of its owners, managers directors, or officers, except (i) for employment and benefit arrangements, (ii) arrangements on arm’s length terms in the Ordinary Course of Business and (iii) agreements set forth on Schedule 3.1(p) of the Disclosure Schedule, no manager, director, officer, or owner (or any Affiliate thereof) other than a publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than one percent (1%) of the stock of which is beneficially owned by all such Persons, has any interest in (a) any agreement with TechFront or NewCo or relating to their Business, including any agreement for or relating to indebtedness of TechFront or NewCo; (b) any property, including Intellectual Property and real property, used or currently intended to be used in, their Business.

(q)           Powers of Attorney.  There are no outstanding powers of attorney executed on behalf of TechFront or NewCo.

(r)            Guaranties.  Neither TechFront nor NewCo is a guarantor or otherwise liable for any Liability or obligation (including indebtedness) of any other Person.

(s)           Brokers’ Fees.  Except for the $300,000 brokerage commission as referenced in Section 2.1 above, none of TechFront, NewCo or their shareholders have any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(t)           Environmental, Health, and Safety Matters.

(i)           To the Knowledge of NewCo and the NewCo Shareholders, NewCo and TechFront have complied with and are or were in material compliance with all Environmental, Health, and Safety Requirements.

(ii)          None of TechFront, NewCo or their owners, managers, directors, officers, or employees has received any written notice, or to their Knowledge unwritten notice, regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any Liabilities or potential Liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental, Health, and Safety Requirements.

(u)           Real Property.  Neither TechFront nor NewCo owns any real property.  Section 3.1(u) of the Disclosure Schedule lists and describes briefly all real property leased or subleased to NewCo or TechFront.  TechFront has delivered to Quepasa or its counsel correct and complete copies of the leases and subleases listed in Section 3.1(u) of the Disclosure Schedule and in the case of any oral lease, a written summary of the material terms of such lease.  With respect to each lease and sublease listed in Section 3.1(u) of the Disclosure Schedule, except as otherwise stated therein:

(i)           the lease or sublease is legal, valid, binding, enforceable, and in full force and effect in all material respects;

(ii)          no party to the lease or sublease is in material breach or material default, and, to its Knowledge, no event has occurred which, with notice or lapse of time, would constitute a material breach or material default or permit termination, modification, or acceleration thereunder;

(iii)         the transactions contemplated by this Agreement do not require the consent of any other party to such lease (except for those leases for which lease consents (as hereinafter defined) are obtained), will not result in a breach of or default under such lease, and will not otherwise cause such lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing.

(iv)         Neither TechFront nor NewCo owes, or will owe in the future, any brokerage commission or finder’s fees with respect to such lease;

(v)          Neither TechFront nor NewCo has subleased, licensed or otherwise granted any Person the right to use or occupy the leased real property or any portion thereof;

(vi)         no party to the lease or sublease has repudiated any material provision thereof;

(vii)        there are no material disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

(viii)       Neither TechFront nor NewCo has  assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold; and

(ix)          all facilities leased or subleased thereunder have received all approvals of governmental authorities (including material licenses and permits) required in connection with the operation thereof, except where the lack of such approvals, licenses or permits would not have a Material Adverse Effect with regard to NewCo or TechFront, and have been operated and maintained in accordance with applicable laws, rules, and regulations in all material respects.

(v)           Customer and Suppliers.

(i)           Section 3(v) of the Disclosure Schedule lists the ten (10) largest customers of TechFront for each of the two (2) most recent fiscal years and sets forth opposite the name of each such customer the percentage of consolidated net sales attributable to such customer.  Section 3(v) of the Disclosure Schedule also lists any additional current customers that NewCo anticipates shall be among the ten (10) largest customers for the current fiscal year.

(ii)          Except as set forth in Section 3.1(v) of the Disclosure Schedule, for the lesser of the last three years or TechFront’s existence, there have not been any changes in the business relationships of TechFront or NewCo with any of their suppliers that would have a Material Adverse Effect on TechFront or NewCo, or on the ability of the Parties to consummate the transactions contemplated by this Agreement.

(iii)         Since the date of the Most Recent Fiscal Month End, no material supplier of TechFront has indicated that it shall stop, or materially decrease the rate of, supplying materials, products or services to TechFront or NewCo, and no customer listed on Section 3(v) of the Disclosure Schedule has indicated that it shall stop, or materially decrease the rate of, buying materials, products or services from TechFront or NewCo.

(iv)         As set forth in Section 3.1(v) of the Disclosure Schedule, TechFront and NewCo have listed all their service providers who directly or indirectly render services to TechFront or NewCo, and represent that all compensation payments required to be made under Brazilian law were duly made up to the date of this Agreement and the Closing Date, as applicable, and that Brazilian law does notrequire any service providers to be hired as employees.

(w)           No Appraisal Rights.

(i)            No NewCo Shareholder is entitled to any appraisal or dissenters’ rights (or similar rights) under applicable law, except to the extent that NewCo Shareholders do not execute this Agreement.

(ii)            No shareholder of TechFront is entitled to any appraisal or dissenters’ rights (or similar rights) under applicable law with respect to the Asset Sale Transaction.

(x)           Title to Assets.  NewCo has good and marketable title to, or a valid leasehold interest in, the Acquired Assets (including, without limitation, the properties and assets used in the Business formely conducted by TechFront, as presently conducted by NewCo and as presently proposed to be conducted by NewCo, located on its premises, or shown on the Most Recent Financial Statements of TechFront or acquired after the date thereof, free and clear of all Liens, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Financial Statements).

(y)           Employees.

(i)           With respect to the Businesses of TechFront and NewCo:

(A)          There is no collective bargaining agreement or relationship with any labor organizations;

(B)           To the Knowledge of NewCo and NewCo Shareholders, no executive or manager of TechFront or NewCo (1) has any present intention to terminate his or her employment, or (2) is a party to any confidentiality, non-competition, proprietary rights or other such agreement between such employee and any Person besides TechFront or NewCo that would be material to the performance of such employee’s employment duties, or the ability of such entity or Quepasa to conduct the business of such entity;

(C)           No labor organization or group of employees has filed any representation petition or made any written or oral demand for recognition;

(D)           To the Knowledge of NewCo, no union organizing or decertification efforts are underway or threatened and no other question concerning representation exists;

(E)           No labor strike, work stoppage, slowdown, or other material labor dispute has occurred, and none is underway or, to the Knowledge of NewCo, threatened;

(F)           There is no workers compensation Liability (or similar Liability under applicable laws or rules), experience or matter outside the Ordinary Course of Business;

(G)           There is no employment-related charge, complaint, grievance, investigation, inquiry or obligation of any kind, pending or threatened in any forum, relating to an alleged violation or breach by NewCo or TechFront (or its managers, officers or directors) of any law, rule or contract; and

(H)           No employee or agent of NewCo or TechFront has committed any act or omission giving rise to material Liability for any violation or breach identified in subsection (G) above.

(I)            Labor Rights.  As set forth in Section 3.1(I) of the Disclosure Schedule, NewCo has listed all its employees (and former employees of TechFront) and represents that all labor rights and payments were duly made up to the date of this Agreement and the Closing Date, as applicable, as required by Brazilian law, including, but not limited to, compensation, rest period, vacation, vacation bonus, 13th salary, severance fund (FGTS) and social security contribution (INSS).

(ii)           Except as set forth in Section 3.1(y)(i)(I) of the Disclosure Schedule, (A) there are no employment contracts or severance agreements with any employees of TechFront or NewCo, and (B) there are no written personnel policies, rules, or procedures applicable to employees of TechFront or NewCo.  True and complete copies of all such documents have been provided to Quepasa prior to the date of this Agreement.

(z)           NewCo Shareholders.  Each NewCo Shareholder, severally and not jointly, hereby represents and warrants to and covenants to Quepasa as follows:

(i)           Such Person owns the NewCo Shares free and clear of any and all claims or Liens of any nature or kind and, as such, has the exclusive right and full power to sell, transfer and assign the NewCo Shares to Quepasa free of any claims or Liens.

(ii)          Neither the execution nor the delivery of this Agreement, the incurrence of the obligations herein set forth, the consummation of the transactions herein contemplated, nor the compliance with the terms of this Agreement will conflict with, or result in a breach of, any of the terms, conditions, or provisions of, or constitute a default under, any bond, note, or other evidence or indebtedness or any contract, indenture, mortgage, deed of trust, loan agreement, lease, or other agreement or instrument to which such Person is a party or by which such Person may be bound.

(iii)         Such Person has the right, power, legal capacity, and authority to execute and enter into this Agreement and to execute all other documents and perform all other acts as may be necessary in connection with the performance of this Agreement.

(iv)         All approvals or consents required in connection with the execution of this Agreement by such Person or the performance of such Person's obligations under this Agreement have been obtained by such Person.

(v)          Such Person (A) understands that the Quepasa Common Stock has not been, and will not be, registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon Federal and state exemptions including Regulation S under the Securities Act, (B) is acquiring the Quepasa Common Stock solely for his or its own account for investment purposes, and not with a view to the distribution thereof, (C) is a sophisticated investor with knowledge and experience in business and financial matters, (D) has received certain information concerning Quepasa based upon the SEC Documents and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Quepasa Common Stock, (E) is able to bear the economic risk and lack of liquidity inherent in holding the Quepasa Stock.

(aa)           Disclosure.  The representations and warranties contained in this Article III do not contain any untrue statements of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article III not misleading.

(bb)           No Other Representations.  NewCo and the NewCo Shareholders have required Quepasa to make extensive representations and warranties in this Agreement and therefore Quepasa (as well as its Affiliates) shall not be deemed to have made to NewCo and the NewCo Shareholders any representation or warranty other than those expressly made in Article IV.

ARTICLE IV.
REPRESENTATIONS AND  WARRANTIES OF QUEPASA

4.1           Representations and Warranties of Quepasa.  Quepasa represents and warrants to NewCo and the NewCo Shareholders that the statements contained in this Article IV are true, correct and complete in all material respects as of the Effective Date and will be true, correct and complete in all material respects as of the Closing Date, except as set forth in the Disclosure Schedule.

(a)           Organization, Qualification and Corporate Power.  Quepasa is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada.  To the Knowledge of Quepasa, Quepasa has full corporate power and authority to carry on the Business in which it is engaged and to own and use the properties owned and used by it.

(b)           Authorization of Transaction.  Quepasa has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  This Agreement constitutes the valid and legally binding obligation of Quepasa, enforceable in accordance with its terms.

(c)           Noncontravention.  Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Quepasa is subject or any provision of its articles of incorporation or bylaws of Quepasa or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Quepasa is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Lien would not have a Material Adverse Effect on Quepasa or on the ability of the Parties to consummate the transactions contemplated by this Agreement.  Quepasa is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a Material Adverse Effect with regard to Quepasa or on the ability of the Parties to consummate the transactions contemplated by this Agreement.

(d)           Brokers’ Fees.  Except as specifically stated in this Agreement (Sections 2.1.(ii) and 3.1(s)), Quepasa has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which NewCo or the NewCo Shareholders could become liable or obligated.

(e)           SEC Reports.  Since January 1, 2008, Quepasa has timely made all filings with the Securities and Exchange Commission that it has been required to make under the Securities Act and the Exchange Act.  Quepasa’s officers are not aware of any filings that it should have made prior to that date under the Securities Act or the Exchange Act.  To the Knowledge of Quepasa, all documents required to be filed as exhibits to the SEC Documents have been so filed, and all material contracts so filed as exhibits are in full force and effect, except those which have expired in accordance with their terms, and neither Quepasa nor any of its Subsidiaries is in material default with respect to such contracts.  To the Knowledge of Quepasa, each of the SEC Documents has complied in all material respects with the Securities Act and the Exchange Act in effect as of their respective dates.  To the Knowledge of Quepasa, none of the SEC Documents, as of their respective dates, contained any untrue statements of a material fact or omitted to state a material fact required to be stated herein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(f)           Litigation.  Section 4.1(f) of the Disclosure Schedule sets forth each instance in which Quepasa (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency including any arbitration or mediation proceeding of any Federal, state, local, or Foreign jurisdiction, except where the injunction, judgment, order, decree, ruling, action, suit, proceeding, hearing, or investigation.

(g)           Disclosure.  The representations and warranties contained in this Article IV do not contain any untrue statements of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article IV not misleading.

(h)           No Other Representations.  Quepasa has required NewCo and the NewCo Shareholders to make extensive representations and warranties in this Agreement and therefore NewCo and the NewCo Shareholders (as well as their Affiliates) shall not be deemed to have made to Quepasa any representation or warranty other than those as expressly made in Article III.

ARTICLE V.
CLOSING CONDITIONS

5.1           Conditions to Obligation to Close.

(a)           Conditions to Obligation of NewCo and the NewCo Shareholders to Close.  The obligation of NewCo and the NewCo Shareholders to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i)           the representations and warranties of Quepasa set forth in Section 4.1 above shall be true and correct in all material respects at and as of the Closing Date;

(ii)          Quepasa shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(iii)         there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

(iv)         Quepasa shall have executed and delivered to NewCo and the NewCo Shareholders a certificate to the effect that each of the conditions specified above in Section 5.1(a)(i)-(iii) are satisfied in all material respects;

(v)          the Services and Non-Compete Agreements shall have been executed and delivered by the applicable parties;

(vi)         since October 1, 2010, one or more investors shall have invested not less than $1,000,000 in the capital stock of Quepasa, which such proceeds at the Closing shall be  placed in a separate account of Quepasa to be disbursed pursuant to the business plan to be agreed to in writing by Quepasa and NewCo prior to Closing;

(vii)        counsel to Quepasa shall deliver a legal opinion in substance reasonably satisfactory to NewCo; and

(viii)       all actions to be taken by Quepasa in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to NewCo.

NewCo and the NewCo Shareholders may waive any condition specified in this Section 5(a) if they execute a writing so stating at or prior to the Closing.

(b)           Conditions to Obligation of Quepasa to Close.  The obligation of Quepasa to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i)           the representations and warranties of NewCo and the NewCo Shareholders set forth in Section 3.1 above shall be true and correct in all material respects at and as of the Closing Date;

(ii)          NewCo and the NewCo Shareholders shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(iii)         there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

(iv)         NewCo and the NewCo Shareholders shall have executed and delivered to Quepasa a certificate to the effect that each of the conditions specified above in Section 5.1(b)(i)-(iii) are satisfied in all material respects;

(v)          NewCo shall have provided Quepasa with the Financial Statements, which shall be reasonably acceptable to Quepasa in all material respects;

(vi)         since the Most Recent Fiscal Month End, there has not been any incident or transaction that would have a Material Adverse Effect on TechFront or NewCo or the transactions contemplated by this Agreement;

(vii)        Quepasa shall have entered into a services agreement, in form acceptable to Quepasa, with a company formed by those individuals listed on Exhibit C and non-compete agreements, in forms acceptable to Quepasa, with such company and such individuals (collectively, the “Services and Non-Compete Agreements”);

(viii)       the NewCo Shareholders shall have entered into a lock-up agreement in the form attached hereto as Exhibit D (the “Lock-Up Agreement”), which shall prohibit the NewCo Shareholders and any transferee from publicly trading the Quepasa Common Stock for a period of nine (9) months from the Closing Date (the “Lock-Up Period”);

(ix)          the NewCo Shareholders, Quepasa and the Escrow Agent, as defined in the Escrow Agreement, the form of which is annexed as Exhibit E, shall execute the Escrow Agreement and deposit shares of Quepasa Common Stock equivalent to US$250,000, valued at the average closing price per share of Quepasa Common Stock for the twenty (20) trading days  up to the last trading day prior to the Closing, in escrow. The Quepasa Common Stock may be released annually in five equal increments beginning March 31, 2012 unless Quepasa is entitled to the indemnification under this Agreement including under Section 8.3 and Article 9. In the event that Quepasa has asserted any claims for indemnification, the procedures outlined in this Agreement shall control;

(x)           counsel to NewCo and the NewCo Shareholders shall deliver legal opinions (covering Brazilian law and such other applicable laws) in substance reasonably satisfactory to Quepasa;

(xi)          prior to Closing, NewCo shall acquire from TechFront all of the Acquired Assets (the “Asset Sale Transaction”).

(xii)         all actions to be taken by NewCo and the NewCo Shareholders in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Quepasa; and

(xiii)            Quepasa shall have entered into an agreement with TechFront to loan money to TechFront to pay off the Bank Loans and the Partner Loans. The terms of the loan shall be acceptable to Quepasa and the loan shall be secured by the trademark and tradename “TECHFRONT” and other trademarks and tradenames using the wording “TECHFRONT”.  Any Quepasa Common Stock issued as payment of the Purchase Price or the Earnout Consideration will not be security for repayment of the loan nor shall Quepasa have any remedy against such Quepasa Common Stock under the loan agreement.

(xiv)            NewCo’s indebtedness shall be satisfactory to Quepasa in all respects.

Quepasa may waive any condition specified in this Section 5.1(b) if it executes a writing so stating at or prior to the Closing.

ARTICLE VI.
CONFIDENTIALITY

6.1           Confidentiality.  Each Party receiving Confidential Information (a “Recipient Party”) will treat and hold (and shall cause its Affiliates, officers, employees, managers, directors, representatives, consultants and advisors (collectively, the “Representatives”) to  treat and hold) as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the other Party (a “Disclosing Party”) or destroy, at the request and option of the Disclosing Party, all tangible embodiments (and all copies) of the Confidential Information that are in the Recipient Party’s possession. Further, no Confidential Information shall be disclosed by a Recipient Party to any third party (except professional advisors of the Recipient Party who have a duty of confidentiality) unless and until such third party shall have first executed and delivered a written confidentiality agreement to the Disclosing Party, which written confidentiality agreement shall be in form and substance acceptable to the Disclosing Party.  Notwithstanding the preceding, the confidentiality obligations of this Section 6.1 shall not apply to information (i) which is or subsequently becomes generally available to the public through no act of the Recipient Party or its Representatives, (ii) set forth in the Recipient Party’s written records prior to disclosure to the Recipient Party by, or on behalf of, the Disclosing Party, and (iii) which is lawfully obtained by the Recipient Party in writing from a third party (excluding any of the Representatives of the Recipient Party) who did not acquire such Confidential Information directly or indirectly, from the Recipient Party or the Disclosing Party.  In the event that the Recipient Party or its Representatives (the “Compelled Party”) become legally compelled to disclose any of the Confidential Information, the Compelled Party shall, to the extent permitted by law, provide the Disclosing Party with prompt written notice of such requirement sufficient to permit the Disclosing Party to seek a protective order or other appropriate remedy.  In the event that such protective order or remedy is not obtained, or that the Disclosing Party waives compliance with the provisions hereof, the Compelled Party shall disclose only such portion of Confidential Information which the Compelled Party is advised by written opinion of counsel is legally required and shall exercise reasonable efforts to obtain assurance that confidential treatment will be accorded such Confidential Information.  In any event, the Compelled Party shall not oppose any action by the Disclosing Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information. For purposes of this Section 6.1, the Recipient Party and the Disclosing Party shall include their respective Affiliates.  The confidentiality provisions of this Section 6.1 shall survive Closing.

ARTICLE VII.
PRE-CLOSING COVENANTS

7.1.           Pre-Closing Covenants of NewCo.  NewCo and the Shareholder Representative agree as follows with respect to the period between the execution of this Agreement and the Closing:

(a)           Operation of Business.  NewCo and TechFront will not engage in any practice, take any action, or enter into any transaction outside of the Ordinary Course of its Business.

(b)           Preservation of Business.  NewCo and TechFront will use commercially reasonable efforts to keep its Business and properties substantially intact, including its present operations, physical facilities, working conditions, insurance policies, and relationships with lessors, licensors, suppliers, customers, and employees.

(c)           Notice of Developments.  NewCo and TechFront will give prompt written notice to Quepasa of any Material Adverse Change.

(d)           Maintenance of Real Property.  NewCo and TechFront will maintain the real property owned or leased by it, including all of the improvements, in substantially the same condition as existed on the date of this Agreement, ordinary wear and tear excepted, and shall not demolish or remove any of the existing Improvements, or erect new improvements on such real property, without the prior written consent of Quepasa.

(e)           Leases.  NewCo and TechFront will not cause or permit its leases to be amended, modified, extended, renewed or terminated outside of the Ordinary Course of its Business, nor shall NewCo or TechFront enter into any new lease, sublease, license or other agreement for the use or occupancy of any real property, without the prior written consent of Quepasa.

(f)           Tax Matters.  Without the prior written consent of Quepasa, neither NewCo nor TechFront shall make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to NewCo or TechFront, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to NewCo or TechFront, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax Liability of NewCo or TechFront for any period ending after the date of this Agreement or decreasing any Tax attribute of NewCo or TechFront existing on the date of this Agreement.

(g)           Acquired Assets.  Upon completion of the Asset Sale Transaction prior to the Closing, NewCo shall acquire good and marketable title to all of the Acquired Assets.

7.2           Exclusivity Obligations of TechFront, NewCo and the NewCo Shareholders.  Commencing on the Effective Date until this Agreement has been terminated pursuant to Section 10.1 (the “Exclusivity Period”), neither NewCo nor TechFront nor any of their shareholders, nor any of their respective Affiliates, agents, or representatives shall, directly or indirectly, enter into any agreement, commitment, understanding with respect to, or engage in any discussions or negotiations with, or encourage or respond to any solicitations from, any other party with respect to the direct or indirect (including, without limitation, by way of stock sale, merger, consolidation or otherwise) sale or lease (or transfer of management) of NewCo or TechFront or any material portion of its assets (an such transaction, an “Alternative Transaction”) without the prior written consent of Quepasa.  In the event that NewCo, TechFront or their shareholders, or their respective Affiliates, agents or representatives receive any communication form a third party expressing an interest in an Alternative Transaction, NewCo, TechFront or their shareholders, as applicable, shall promptly notify Quepasa in writing of the occurrence of such contact, provide Quepasa with a summary of such communication, and respond to any such communication in accordance with Quepasa’s reasonable instructions.  In addition, NewCo, TechFront and their shareholders shall immediately suspend any discussions with the potential acquirers.

7.3           Exclusivity Obligations of Quepasa.  During the Exclusivity Period, neither Quepasa nor any of its affiliates or agents or representatives shall, directly or indirectly, enter into any agreement, commitment or understanding with respect to, or engage in any discussions or negotiations with, or encourage or respond to any solicitations from, any other party whose primary business is game development and/or operation of social gaming products, operating in the country of Brazil, with respect to the direct or indirect (including, without limitation, by way of stock sale, merger, consolidation or otherwise) sale or lease (or transfer of management) to Quepasa of any material portion of its assets (any such transaction, an "Alternative Transaction") without the prior written consent ofTechFront or NewCo.  In the event that Quepasa or its Affiliates, agents or representatives receive any communication form a third party expressing an interest in an Alternative Transaction, Quepasa shall promptly notify TechFront and NewCo in writing of the occurrence of such contact, provide TechFront and NewCo with a summary of such communication, and respond to any such communication in accordance with TechFront and NewCo’s reasonable instructions.  In addition, Quepasa shall immediately suspend any discussions with the potential acquirers.

ARTICLE VIII.
POST-CLOSING COVENANTS

8.1           Post-Closing Covenants of NewCo and the NewCo Shareholders.

(a)           The NewCo Shareholders covenant to Quepasa that after the Closing, the NewCo Shareholders shall, at the request of Quepasa, execute, acknowledge and deliver to Quepasa, without further consideration, all such instruments and other documents as Quepasa may reasonably request to consummate or effectuate the transactions contemplated by this Agreement.

(b)           The NewCo Shareholders shall use their best efforts to assist Quepasa in the preparation of the TechFront and NewCo financial statements required to be prepared in accordance with GAAP and filed with the Securities and Exchange Commission, although such persons shall bear no financial responsibility in preparing the financial statements.

(c)           The NewCo Shareholders shall use their best efforts to deliver the audited Financial Statements of TechFront for the fiscal year ended December 31, 2010 to Quepasa on or before February 15, 2011; provided, however, if such audited Financial Statements are not delivered to Quepasa within seventy-five (75) days following the Closing, Quepasa shall have the option to unwind the transactions under this Agreement by providing written notice to the NewCo Shareholders.  Upon receipt of such notice, the NewCo Shareholders shall use their best efforts to assist Quepasa in unwinding the transactions under the Agreement, including, without limitation, immediately returning the Purchase Price to Quepasa.

(d)           The post-closing covenant pursuant to this Section 8.1 shall survive the Closing.

8.2           Post-Closing Covenants of Quepasa.

(a)           Quepasa shall, at the request of the NewCo Shareholders, execute, acknowledge and deliver to the NewCo Shareholders, without further consideration, all such instruments and other documents as the NewCo Shareholders may reasonably request to consummate or effectuate the transactions contemplated by this Agreement.

(b)           Quepasa covenants to Costa that after the Closing, Quepasa shall assign (or cause to be assigned) to Costa all right, title, and interest in and to the United States trademark “TechFront” (to the extent such rights were acquired by Quepasa pursuant to this Agreement) in the event that Costa terminates his service agreement with Quepasa for “Good Reason” or Quepasa terminates Costa’s employment without “Cause” (as these terms are defined in Costa’s Service Agreement).

(c)           So long as the NewCo Shareholders hold an aggregate of 50% of the Quepasa Common Stock constituting the Purchase Price, the NewCo Shareholders shall have the right to collectively appoint one observer (the “Shareholder Representative”) who will receive notice of Quepasa board meetings, have the right to attend by telephone at Quepasa’s cost or in person at the Shareholder Representative’s expense and participate (but not vote) at each Quepasa board meeting.  The initial appointee shall be Costa (the “Shareholder Representative”).  The Shareholder Representative may be changed by delivering written notice to Quepasa signed by a majority in interest of the NewCo Shareholders (based upon their holdings of Quepasa Common Stock comprising the Purchase Price).

(d)           Quepasa, at its sole cost and expense, will file all reports required of it under the Exchange Act so that the Quepasa Common Stock constituting the Purchase Price may be publicly sold under SEC Rule 144 beginning six months following the Closing.  Quepasa will at all times keep the Shareholder Representative fully advised as to the steps it is taking in this regard.  Notwithstanding the preceding, nothing contained herein shall limit the lock-up period set forth in the Lock-Up Agreements and the escrow periods  in the Escrow Agreement.

(e)           The post-closing covenant pursuant to this Section 8.2 shall survive the Closing.

8.3.           Tax Matters. The following provisions shall govern the allocation of responsibility as between Quepasa and the NewCo Shareholders for certain tax matters and labor matters, which post-closing covenant shall survive  the Closing:

(a)           Tax Indemnification.  Subject to Section 8.3(f), each NewCo Shareholder shall severally (and not jointly) indemnify Quepasa and its directors, officers, employees, agents and Affiliates and hold them harmless from and against without duplication, any loss, claim, Liability, expense, or other damage attributable to (i) all Taxes (or the non-payment thereof) of NewCo or TechFront for all taxable periods ending on or before the date of this Agreement and the portion through the end of the date of this Agreement for any taxable period that includes (but does not end on) the date of this Agreement ("Pre-Closing Tax Period"), (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which NewCo or TechFront (or any predecessor of any of the foregoing) is or was a member on or prior to the date of this Agreement, including pursuant to Treasury Regulation §1.1502-6 (or any analogous or similar state, local, or foreign law or regulation), and (iii) any and all Taxes imposed on Quepasa or a Quepasa Affiliate as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing.

(b)           Straddle Period.  In the case of any taxable period that includes (but does not end on) the date of this Agreement (a "Straddle Period"), the amount of any Taxes based on or measured by income or receipts of NewCo and TechFront for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the date of this Agreement (and for such purpose, the taxable period of any partnership or other pass-through entity in which NewCo or TechFront holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of NewCo and TechFront for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the date of this Agreement and the denominator of which is the number of days in such Straddle Period.

(c)           Severance Fund (FGTS).  With respect to this specific contribution, the NewCo Shareholders agree, subject to Section 8.3(f), to severally (and not jointly), indemnify NewCo and/or Quepasa, as the case may be, for any fines, penalties and costs incurred by NewCo if and when any of the employees of NewCo or TechFront is dismissed, considering the period of such employment agreement before and after the Closing.

(d)           Informal Employees.  In case any Person files a labor claim against NewCo after the Closing, all costs related to labor rights, severance fund (FGTS) and social security (INSS) contribution, as granted by the Judge or as per the settlement reached between the parties, will be subject to indemnification (severally and not jointly), by the NewCo Shareholders, subject to Section 8.3(f), based on the period such person claims to have worked for NewCo and TechFront before and after the Closing (treating NewCo and TechFront as one entity solely for the purpose of this allocation).  The same shall apply to possible INSS and FGTS inspections and charges based on informal employment agreements.

(e)           Cooperation on Tax Matters by Shareholder Representative.

(i)           The Shareholder Representative shall cooperate  fully, as and to the extent reasonably requested by Quepasa, in connection with the filing of any Tax Returns and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the provision of records and information that are reasonably relevant to any such Tax Returns, audit, litigation or other proceeding and making himself or herself available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(ii)          The Shareholder Representative further agrees, upon request of Quepasa, to use his best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(iii)         The Shareholder Representative further agrees, upon request, to provide Quepasa with all information that may be required to be reported pursuant to Code §6043, or Code §6043A, or Treasury Regulations promulgated thereunder (or any analogous or similar state, local, or foreign law or regulation).

(f)           Notwithstanding anything contained herein to the contrary, each NewCo Shareholder severally (and not jointly) shall indemnify and hold harmless NewCo and/or Quepasa, as the case may be, pursuant to this Section 8.3, provided that such Liability arose from any act or failure to act by, or related to, such NewCo Shareholder.

ARTICLE IX.
INDEMNIFICATION

9.1           Indemnification Obligations of Quepasa.  Quepasa hereby agrees to indemnify and hold the NewCo Shareholders, and each of their respective officers, managers, directors and Affiliates (collectively the “NewCo Indemnified Parties”), harmless from and against the following:

(a)           Any and all Liabilities, losses, damages, claims, costs and reasonable expenses suffered by the NewCo Indemnified Parties (whether awarded against the Indemnified Parties or paid by the NewCoIndemnified Parties in settlement of a claim as provided in Section 9.3 or otherwise suffered), resulting from any misrepresentation or material breach of any warranty, condition or agreement on the part of Quepasa contained in this Agreement or in any written statement, attachment, schedule, exhibit or certificate furnished or to be furnished by Quepasa (i) pursuant hereto or (ii) resulting from any transaction, matter or thing, happening or occurrence directly or indirectly related to or arising from the transactions contemplated hereby occurring prior to the Closing; and

(b)           Any and all actions, suits, proceedings, demands, assessments or judgments, costs and reasonable expenses (including reasonable attorneys’ fees) incident to any of the foregoing.

9.2           Indemnification Obligations of NewCo Shareholders.  The NewCoShareholders hereby agree severally (and not jointly) to indemnify and hold Quepasa and its officers, directors and Affiliates (collectively the “Quepasa Indemnified Parties”), harmless from and against the following:

(a)           Any and all Liabilities, losses, damages, claims, costs and reasonable expenses suffered by the Quepasa Indemnified Parties (whether awarded against the Quepasa Indemnified Parties or paid by the Quepasa Indemnified Parties in settlement of a claim as provided in Section 9.3 or otherwise suffered including under Section 8.3), resulting from any misrepresentation, breach of any warranty, condition or agreement on the part of NewCo or the NewCo Shareholders contained in this Agreement or in any written statement, attachment, schedule, exhibit or certificate furnished or to be furnished by NewCo or the NewCo Shareholders pursuant hereto or resulting from any transaction, matter or thing, happening or occurrence directly or indirectly related to or arising from the transactions contemplated hereby occurring prior to the Closing; and

(b)           Any and all actions, suits, proceedings, demands, assessments or judgments, costs and reasonable expenses (including reasonable attorneys’ fees) incident to any of the foregoing.

9.3           Indemnification Limitations and Procedures.

(a)           The amount of any loss subject to indemnification hereunder shall be calculated net of any amounts which have been previously recovered by the Quepasa Indemnified Parties and the NewCo Indemnified Parties are hereinafter collectively referred to as the “Indemnified Parties”) under any insurance policies or other collateral sources, and the Indemnified Parties hereby covenant that they will not release any such collateral sources from any obligations they may have.  In the event any such insurance proceeds or other payments are not received before any claim for indemnification is paid pursuant to this Agreement, then the Indemnified Parties shall have the right (but not the obligation) to exclusively pursue such collateral sources, provided they do so with reasonable diligence, and in the event they receive any recovery, then the amount of such recovery shall be applied first to reimburse the Indemnified Party for their out-of-pocket expenses expended in pursuing such recovery, second to refund any payment made which would not have been so paid had such recovery from the collateral source been obtained prior to such payment, and third, any excess to the Indemnified Parties.

(b)           Any Indemnified Party shall promptly give notice (an “Indemnification Notice”) to the Parties required to provide indemnification (collectively the “Indemnifying Party”) after the Indemnified Party shall have knowledge of any demands, claims, actions or causes of action (singly, a “Claim” and hereinafter referred to collectively as “Claims”) which might give rise to a Claim by the Indemnified Party against the Indemnifying Party stating the nature and basis of said Claim and amount thereof, to the extent known.  A failure to give notice hereunder shall not relieve the Indemnifying Party from the obligation hereunder unless such failure to give notice shall materially and adversely affect Indemnifying Party’s ability to defend the Claim.  Each such Indemnification Notice shall specify in reasonable detail the nature and amount of the Claim and shall, to the extent available to the Indemnified Party, include such supporting documentation as shall reasonably be necessary to apprise the Indemnifying Party of the facts giving rise to the Claim.  After the delivery of an Indemnification Notice certifying that the Indemnified Party has incurred or had asserted against it any liabilities, claims, losses, damages, costs or expenses for which indemnity may be sought in accordance with the terms of this Article IX (the “Damages”), the Indemnified Party shall make a claim in an amount equal to the incurred Damages or asserted Damages, as the case may be,  and the Indemnifying Party shall promptly reimburse the Indemnified Party for the Damages for which the Indemnified Party has incurred and not been indemnified.  In the event the amount of such Damages are not promptly reimbursed by Indemnifying Party as aforesaid, the amount of such unreimbursed Damages shall accrue interest at a rate equal to one percent (1%) per month.

(c)           With respect to any third party Claims, the Indemnifying Party may participate in the defense at any time or it may assume the defense by giving notice to the Indemnified Party.  After assuming the defense, the Indemnifying Party:

(i)           must select an attorney that is reasonably satisfactory to the Indemnified Party;

(ii)          is not liable to the Indemnified Party for any later attorney’s fees or for any other later expenses that the Indemnified Party incurs;

(iii)         must not compromise or settle the action without the Indemnified Party’s consent (unless the Claim solely is for money damages and the Indemnified Party and its managers, officers, directors and controlling persons receive unconditional general releases);

(iv)         is not liable for any compromise or settlement made without its consent;

(v)          if the Indemnifying Party fails to assume the defense within ten (10) days after receiving notice of the action, the Indemnifying Party is bound by any determination made in the action or by any compromise or settlement made by the Indemnified Party, and also remains liable to pay the Indemnified Party’s legal fees and expenses; and

(vi)           the Indemnified Party will cooperate fully with the Indemnifying Party in the conduct of any proceeding as to which the Indemnifying Party assumes the defense hereunder.  Such cooperation shall include (1) providing the Indemnifying Party and its counsel access to all books and records of the Indemnified Party to the extent reasonably related to such proceeding, (2) furnishing information about the Indemnified Party to the Indemnifying Party and their counsel, (3) making employees available to counsel to the Indemnifying Party, and (4) preserving the existence of and maintaining all books and records of the Indemnified Party or any other Indemnified Party that is an entity that may reasonably be deemed to be potentially relevant to any such proceeding until the proceeding is finally concluded.

(e)           In no event shall either NewCo, the NewCo Shareholders or Quepasa be required to indemnify the other until the aggregate of all indemnity claims, determined to require indemnification, which are directed to either exceed $25,000.  Once this amount (the "Threshold") is exceeded, the Indemnifying Party shall indemnify the Indemnified Party for any indemnity claims which exceed the Threshold.

(f)           The indemnity obligations of NewCo or the NewCo Shareholders under this Agreement shall not exceed, under any circumstances, the value of the Purchase Price.

(g)           The remedies provided to an Indemnified Party herein shall be cumulative and shall not preclude an Indemnified Party from asserting any other rights or seeking any other remedies against an Indemnifying Party or his or its respective heirs, successors or assigns.  The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent or subsequent assertion or employment of any other appropriate right or remedy.

(h)           In the event Quepasa gives NewCo or the NewCo Shareholders an Indemnification Notice, Shares remaining in escrow and having a value equal to the alleged Damages, shall not be released from escrow pending a final resolution of the dispute.  All Shares not so withheld from release shall remain eligible for release from escrow (the "Remaining Shares").  The Remaining Shares shall be released at the dates called for by the Escrow Agreement, with each release consisting of an equal number of Shares, with the number of Shares to be released being determined by dividing the number of Remaining Shares by the number of future releases provided for by the Escrow Agreement.

(i)           Except as otherwise set forth in Section 8.3(f), the amount of each NewCo Shareholder’s indemnification obligation under this Article IX shall be pro rata based upon the ratio of each NewCo Shareholder’s stock consideration (including Earnout the Consideration) received pursuant to Exhibit A to all stock consideration (including the Earnout Consideration) received by the NewCo Shareholders pursuant to Exhibit A.

9.4           Cancellation of Quepasa Stock; Arbitration Procedure.  Pursuant to its rights under Section 9.3, Quepasa may give the NewCo Shareholders notice that they have breached any representations and warranties under this Agreement and the amount of their alleged damages caused by such breach.  In such event a number of shares of Quepasa Stock equal to the amount of the alleged damages divided by the greater of (i) the 20 trading day average closing price of Quepasa Stock prior to the date of the Quepasa notice or (ii) the price used to determine the number of shares of Quepasa Stock constituting the equity portion of the Purchase Price shall be restricted from future sale pending a final resolution of the dispute.  The number of shares held by each NewCo Shareholder shall be restricted on a pro rata basis and ultimately cancelled based upon the amount of any court judgment which has become non appealable or the amount of any settlement between Quepasa and the Shareholder Representative.  Each NewCo Shareholder specifically agrees the Shareholder Representative shall have the future power to enter into such a settlement and such NewCo Shareholder or NewCo shall be irrevocably bound by such settlement.

ARTICLE X.
TERMINATION

10.1           Termination.

(a)           Termination of Agreement.

(i)           The Parties may terminate this Agreement by mutual written consent at any time prior to the Closing.

(ii)          Quepasa may terminate this Agreement by giving written notice to NewCo and the NewCo Shareholders at any time prior to Closing if Quepasa is not satisfied with the results of TechFront’s Business, legal, environmental, financial, or accounting due diligence.

(iii)         To the extent the NewCo Shareholders breach their post-closing covenant set forth in Section 8.1(c), Quepasa may unwind the transactions under this Agreement by providing written notice to the NewCo Shareholders.

(b)           Termination Date.  If the Closing has not occurred by the Termination Date, this Agreement shall terminate, except for Article VI, Article IX, and Article XI which survive termination.

ARTICLE XI.
MISCELLANEOUS

11.1           Survival of Representations and Warranties.  Except as otherwise provided herein, all of the representations and warranties of the Parties contained in this Agreement shall survive the Closing (subject to any applicable statutes of limitations).

11.2           Press Releases and Public Announcements.  No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party; provided, however, that Quepasa may make any public disclosure it believes in good faith is required by applicable law (including any securities laws).

11.3           Further Assurances.  The Parties shall, and shall cause each of its Affiliates to, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be reasonably necessary, or otherwise reasonably requested by the other Parties, to confirm and assure the rights and obligations provided for in this Agreement and render effective the consummation of the transactions contemplated hereby and thereby.

11.4           No Third-Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

11.5           Entire Agreement.  This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

11.6           Successors and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.

11.7           Attorneys’ Fees.  In the event that there is any controversy or claim arising out of or relating to this Agreement, or to the interpretation, breach or enforcement thereof, and any action or proceeding is commenced to enforce the provisions of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and expenses (including such fees and costs incurred in proceedings undertaken to establish both entitlement to fees and establishing the amount of fees to be recovered, sometimes referred to as “fees on fees”).  Should a party take an appeal, the prevailing party shall recover attorney’s fees and costs on the appeal, unless the outcome of the appeal is a remand for new trial, in which case the party that ultimately prevails shall recover attorney’s fees and costs for all proceedings including any appeal.  The attorney’s fees incurred in third party actions shall be recoverable by the NewCo Shareholders as Damages against Quepasa if Quepasa has failed to indemnify the NewCo Shareholders as set forth in Article IX above.

11.8           Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

11.9           Notices.  All notices, offers, acceptance and any other acts under this Agreement (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressees in person, by FedEx or similar internationally recognized receipted delivery service, or by facsimile delivery (with receipt of appropriate confirmation) as follows:

If to Quepasa:	Quepasa Corporation 342 Datura Street, Suite 114 West Palm Beach, FL 33401 Attention: Mr. Michael Matte Facsimile: (561) 651-9984

With a copy to:	Harris Cramer LLP 3507 Kyoto Gardens Drive, Suite 320 Palm Beach Gardens, Florida 33410 Attention: Michael D. Harris, Esq. Facsimile: (561) 659-0701

With a copy to:	João Carlos Violante Freire, Assis, Sakamoto & Violante Advogados Av. Brig. Faria Lima, 1461 - 7º andar Jd. Paulistano - São Paulo - SP - 01452-002 Fax (55-11) 3094-7945

If toNewCo:	XTFT GAMES S/S LTDA R. Pd. Anchieta, 2204/07 CEP 80.730 – Bigorrilho Curitibia, Paraná Brazil Attention: Mar. Rafael Aguilher da Costa Facsimile: +55 41 3335-5253

With a copy to:	Abreu, Merkl e Advogados Associados R. Joaquim da Silva Sampaio, 117 Curitiba, Paraná, BRASIL, 80710-630 Attention: Mr. Marcio Merkl Facsimile: +554133350095

If to NewCo Shareholders:	The address contained on the Signature Page

With a copy to:	Abreu, Merkl e Advogados Associados R. Joaquim da Silva Sampaio, 117 Curitiba, Paraná, BRASIL, 80710-630 Attention: Mr. Marcio Merkl Facsimile: +554133350095

or to such other address as any of them, by notice to the other may designate from time to time.  The transmission confirmation receipt from the sender’s facsimile machine shall be evidence of successful facsimile delivery.  Time shall be counted to, or from, as the case may be, the date of delivery.

11.10           Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties (to extent such Party is affected by such amendment).  No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

11.11           Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

11.12           Expenses.  The NewCo Shareholders and Quepasa will bear its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, all attorney’s fees, costs and auditing fees).

11.13           Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.  Any reference to any Federal, state, local, or Foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  The word “including” shall mean including without limitation.

11.14           Incorporation of Exhibits and Schedules.  The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

11.15           Governing Law.  This Agreement and all actions arising out of or in connection with this Agreement shall be governed by and construed in accordance with the laws of the State of Florida without regard to the conflicts of law provisions of the State of Florida or of any other state.

11.16           Exclusive Jurisdiction and Venue.  Any action brought by either Party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state or federal courts of the United States, State of Florida and venue shall be in the County of Palm Beach or appropriate federal district and division.  The parties to this Agreement hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens.

11.17           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.  Signatures may be original, facsimile or pdf.

 [Signature Page to Follow]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

QUEPASA: Quepasa Corporation

By:
John Abbot, Chief Executive Officer

NEWCO: XTFT GAMES S/S LTDA

By:
Rafael Aguilher da Costa, Managing Partner,

SHAREHOLDER REPRESENTATIVE:

Rafael Aguilher da Costa

[This Space Intentionally Left Blank]

EXHIBIT D
LOCK-UP AGREEMENT

January __, 2011

To the XTFT GAMES S/S LTDA Quota Holder:

Pursuant to the Securities Purchase Agreement between Quepasa Corporation (the “Company”) and XTFT GAMES S/S LTDA (“NewCo”) and the NewCo shareholders dated January __, 2011 (the “Agreement”), the Company will issue to you a certain number of shares of the Company’s common stock (the “Shares”).

As partial consideration for this issuance, you agree that for a period of nine months from  the Closing Date (as defined in the Agreement), you agree that without the prior written consent of the Company, you shall not (i) sell, offer to sell, contract or agree to sell, hypothecate, or pledge any of the Shares, (ii) sell, transfer or grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations of the Securities and Exchange Commission promulgated thereunder with respect to the Shares or (iii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Shares, or any rights to purchase the Shares, whether any such transaction is to be settled by delivery of common stock or such other securities, in cash or otherwise. The foregoing sentence shall not apply to (a) bona fide gifts, provided the recipient thereof agrees in writing to be bound by the terms of this agreement, or (b) dispositions to any trust for your direct or indirect benefit and/or your immediate family, provided that such trust agrees in writing to be bound by the terms of this agreement.

Please sign below evidencing your agreement to be bound by this agreement.

Very truly yours,

Michael Matte, Chief Financial Officer

AGREED AND ACCEPTED:

By:

EXHIBIT E
ESCROW AGREEMENT

THIS ESCROW AGREEMENT, dated as of January 28, 2011, by and among Quepasa Corporation, a Nevada corporation (“Quepasa”), Michael Matte, as the Quepasa Reprezentative, Rafael Aguilher da Costa, Adriano Pascoal Pereira, Cesar Augusto Barbado, Michael Nicklas, Eros Cesar Carvalho, Rafael Eduardo Gonchor, Danny Angelo Carminati, Guilherme Belotti, Herlygenes de Almeida Pinto, John Cesar Campagnaro, Raphael Martins Antonio and Lars Fuhrken-Batista (each a “Recipient” and collectively the “Recipients”), Rafael Aguilher da Costa, as the Recipients’ Representative, and Harris Cramer, LLP, as the Escrow Agent hereunder (“Escrow Agent”).  All capitalized terms not defined herein shall have the meaning set forth in the Stock Purchase Agreement dated as of January 28, 2011 by and among Quepasa, the Recipients and XTFT GAMES S/S LTDA, a Curitiba-based company (“NewCo”) (the “Agreement”).

BACKGROUND

A.  As a portion of the consideration payable under the Agreement, Quepasa shall deliver to the Recipients a number of shares of its common stock (“Common Stock”) equivalent to US$250,000, valued at the average closing price per share of Common Stock for the twenty (20) trading days up to the last trading day prior to the Closing (as defined in the Agreement).  The Agreement provides that such Common Stock shall be held in escrow for a period of time prior to disbursement to the Recipients.

B.  The Escrow Agent has agreed to accept, hold, and disburse the Common Stock deposited with it in accordance with the terms of this Escrow Agreement.

C.  Pursuant to the Agreement, Quepasa has pointed the Quepsas Representative (as defined below) and the Recipients have each appointed the Recipients’ Representative (as defined below) to represent them for all purposes in connection with the Common Stock to be deposited with the Escrow Agent, and this Escrow Agreement.

D.  In order to establish the escrow and to effect the provisions of the Agreement, the parties hereto have entered into this Escrow Agreement.

STATEMENT OF AGREEMENT

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:

1.           Definitions.  The following terms shall have the following meanings when used herein:

“Cancelled Shares” shall mean the Liabilities, as agreed upon by the Representatives, or if they have not reached an agreement, then as provided in accordance with Section 12 of this Agreement.

“Escrow Period” shall mean the period commencing on the date hereof and ending March 31, 2016, unless terminated sooner as provided herein.

“Escrow Property” shall mean a number of shares of Common Stock of Quepasa equivalent to US$250,000, valued at the average closing price per share of Common Stock for the twenty (20) trading days up to the last trading day prior to the Closing, which shall be deposited with the Escrow Agent pursuant to this Escrow Agreement and the Agreement.

“Joint Written Direction” shall mean a written direction executed by the Representatives and directing the Escrow Agent to disburse all or a portion of the Escrow Property or to take or refrain from taking an action pursuant to this Escrow Agreement.

“Liabilities” shall mean the aggregate setoff and indemnification amount allowed to offset a payment hereunder to the Recipients pursuant to the Agreement, including, without limitation, the setoff and indemnification amounts referenced in Section 8.3 and Article 9 of the Agreement. For purposes of this Agreement, a Liability shall be deemed to exist at such time as Quepasa, NewCo or any of the Recipients has knowledge (or received notice) of any demand or claim for payment. The amount of any undetermined Liability shall be valued at the maximum amount of the claim or demand in accordance with Section 5g.

“Quepasa Representative” shall mean the Chief Executive Officer or the Chief Financial Officer of Quepasa as evidenced by reports and registration statements filed by Quepasa with the Securities and Exchange Commission.

“Recipients’ Representative” shall mean Rafael Aguilher da Costa or any other person designated in a writing signed by the Recipients and delivered to the Escrow Agent and the Quepasa Representative in accordance with the notice provisions of this Escrow Agreement, to act as its representative under this Escrow Agreement.

“Release Date” shall mean the First Release Date of March 31, 2012, Second Release Date of March 31, 2013, Third Release Date of March 31, 2014, Fourth Release Date of March 31, 2015, or Fifth Release Date of March 31, 2016, as applicable.

“Representatives” shall mean the Quepasa Representative and the Recipients’ Representative.

 2.           Appointment of and Acceptance by the Escrow Agent.  Quepasa and the Recipients hereby appoint the Escrow Agent to serve as escrow agent hereunder.  The Escrow Agent hereby accepts such appointment and, upon receipt of the Escrow Property in accordance with Section 3 below, agrees to hold, and disburse the Escrow Property in accordance with this Escrow Agreement.

3.           Creation of Escrow Property.  At the Closing, Quepasa shall deliver a number of shares of Common Stock to the Escrow Agent equivalent to US$250,000, valued at the average closing price per share of Common Stock for the twenty (20) trading days up to the last trading day prior to the Closing.

4.           Determination of Liabilities.  The amount of Liabilities, if any, shall be determined in the following manner:

a.           On the applicable Release Date, if no written direction has been received from the Quepasa Representative or if the Quepasa Representative provides written direction to the Escrow Agent that there are no Liabilities, then the amount of Liabilities shall be zero.

b.          On the applicable Release Date, Joint Written Direction is given to the Escrow Agent which states the agreed upon amount of Liabilities.

c.          Following a Release Date, as determined under Section 11 of this Agreement.

5.           Disbursements of Escrow Property.

a.           Joint Written Direction.  The Escrow Agent shall disburse Escrow Property, at any time and from time to time, in accordance with a Joint Written Direction.

b.           First Release Date.  On the First Release Date, the Escrow Agent shall (i) disburse Twenty Percent (20%) of the Escrow Property less any Cancelled Shares to the Recipients’ Representative, and (ii) disburse the amount of Escrow Property equal to the Cancelled Shares to Quepasa.

c.           Second Release Date.  On the Second Release Date, the Escrow Agent shall (i) disburse Twenty Percent (20%) of the remaining Escrow Property less any Cancelled Shares to the Recipients’ Representative, and (ii) disburse the amount of Escrow Property equal to the Cancelled Shares.

d.           Third Release Date.  On the Third Release Date, the Escrow Agent shall (i) disburse Twenty Percent (20%) of the Escrow Property less any Cancelled Shares to the Recipients’ Representative, and (ii) disburse the amount of Escrow Property equal to the Cancelled Shares to Quepasa.

e.           Fourth Release Date.  On the Fourth Release Date, the Escrow Agent shall (i) disburse Twenty Percent (20%) of the remaining Escrow Property less any Cancelled Shares to the Recipients’ Representative, and (ii) disburse the amount of Escrow Property equal to the Cancelled Shares.

f.           Fifth Release Date.  On the Fifth Release Date, the Escrow Agent shall (i) disburse Twenty Percent (20%) of the remaining Escrow Property less any Cancelled Shares to the Recipients’ Representative, and (ii) disburse the amount of Escrow Property equal to the Cancelled Shares.

g.           Pendency of a Claim.  Notwithstanding Section 5a. through 5f., if a claim is asserted against NewCo as to any liabilities and notice is given to the Escrow Agent by Queapasa or NewCo as to the claim, the Escrow Agent shall not release a number of shares of Quepasa Common Stock determined as follows: (x) if it cannot determine the maximum amount of  Liabilities from the claim, no shares shall be released; or (y) if it can be determined from the claim, the number of shares of Quepasa Common Stock to be held back shall be determined according to whichever of the following formulas provides the Recipients with a more favorable result:

i.           The maximum Liabilities asserted divided by the average closing price per share of Quepasa Common Stock for the twenty (20) trading days up to the last trading day prior to the Closing; or

ii.            The maximum Liabilities asserted divided by the average closing price per share of Quepasa Common Stock for the twenty (20) trading days up to the last trading day prior to the date the notice of claim is given to the Escrow Agent.

h.           Expiration of the Escrow Period.  Upon the expiration of the Escrow period, the Escrow Agent shall distribute, as promptly as practicable, the Escrow Property in accordance with Section 6 below.

All disbursements of property from the Escrow Property shall be subject to the claims of the Escrow Agent and the Indemnified Parties (as defined below) pursuant to Section 9 below.

6.           Suspension of Performance; Disbursement Into Court.  If, at any time, there shall exist any dispute (except the amount of Liabilities) between Quepasa, the Recipients or the Representatives with respect to the holding or disposition of any portion of the Escrow Property or any other obligations of the Escrow Agent hereunder, or if at any time the Escrow Agent is unable to determine, to the Escrow Agent’s sole satisfaction, the proper disposition of any portion of the Escrow Property or the Escrow Agent’s proper actions with respect to its obligations hereunder, or if the Representatives have not within 30 days of the furnishing by the Escrow Agent of a notice of resignation pursuant to Section 7 hereof, appointed a successor the Escrow Agent to act hereunder, then the Escrow Agent may, in its sole discretion, take either or both of the following actions:

a.           suspend the performance of any of its obligations (including without limitation any disbursement obligations) under this Escrow Agreement until such dispute or uncertainty shall be resolved to the sole satisfaction of the Escrow Agent or until a successor the Escrow Agent shall have been appointed (as the case may be).

b.           petition (by means of an interpleader action or any other appropriate method) any court of competent jurisdiction in any venue convenient to the Escrow Agent, for instructions with respect to such dispute or uncertainty, and to the extent required by law, deliver to such court, for holding and disposition in accordance with the instructions of such court, the Escrow Property.

The Escrow Agent shall have no liability to Quepasa, the Recipients, their respective shareholders or any other person with respect to any such suspension of performance or disbursement into court, specifically including any liability or claimed liability that may arise, or be alleged to have arisen, out of or as a result of any delay in the disbursement of the Escrow Property or any delay in or with respect to any other action required or requested of the Escrow Agent.

7.           Resignation and Removal of the Escrow Agent.  The Escrow Agent may resign from the performance of its duties hereunder at any time by giving ten (10) days’ prior written notice to the Representatives or may be removed, with or without cause, by the Representatives, acting jointly by furnishing a Joint Written Direction to the Escrow Agent, at any time by the giving of ten (10) days’ prior written notice to the Escrow Agent.  Such resignation or removal shall take effect upon the appointment of a successor the Escrow Agent as provided herein below.  Upon the acceptance in writing of any appointment as the Escrow Agent hereunder by a successor the Escrow Agent, such successor the Escrow Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring the Escrow Agent, and the retiring the Escrow Agent shall be discharged from its duties and obligations under this Escrow Agreement, but shall not be discharged from any liability for actions taken as the Escrow Agent hereunder prior to such succession.  After any retiring the Escrow Agent’s resignation or removal, the provisions of this Escrow Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Escrow Agent under this Escrow Agreement.  The retiring the Escrow Agent shall transmit all records pertaining to the Escrow Property and shall transfer all Escrow Property held by it to the successor the Escrow Agent, after making copies of such records as the retiring the Escrow Agent deems advisable and after deduction and payment to the retiring the Escrow Agent of all fees and expenses (including court costs and attorneys’ fees) payable to, incurred by, or expected to be incurred by the retiring the Escrow Agent in connection with the performance of its duties and the exercise of its rights hereunder.

8.           Liability of the Escrow Agent.

a.           The Escrow Agent shall have no liability or obligation with respect to the Escrow Property except for the Escrow Agent’s willful misconduct or gross negligence.  The Escrow Agent’s sole responsibility shall be for the safekeeping and disbursement of the Escrow Property in accordance with the terms of this Escrow Agreement.  The Escrow Agent shall have no implied duties or obligations and shall not be charged with knowledge or notice of any fact or circumstance not specifically set forth herein.  The Escrow Agent may rely upon any instrument, not only as to its due execution, validity and effectiveness, but also as to the truth and accuracy of any information contained therein, which the Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by the person or parties purporting to sign the same and to conform to the provisions of this Escrow Agreement.  In no event shall the Escrow Agent be liable for incidental, indirect, special, consequential or punitive damages.  The Escrow Agent shall not be obligated to take any legal action or commence any proceeding in connection with the Escrow Property, any account in which Escrow Property are deposited, this Escrow Agreement or the  Agreement, or to appear in, prosecute or defend any such legal action or proceeding.  The Escrow Agent may consult legal counsel selected by it in the event of any dispute or question as to the construction of any of the provisions hereof or of any other agreement or of its duties hereunder, or relating to any dispute involving any party hereto, and shall incur no liability and shall be fully indemnified from any liability whatsoever in acting in accordance with the opinion or instruction of such counsel.  Quepasa shall promptly pay, upon demand, the reasonable fees and expenses of any such counsel.

b.           The Escrow Agent is authorized, in its sole discretion, to comply with orders issued or process entered by any court with respect to the Escrow Property, without determination by the Escrow Agent of such court’s jurisdiction in the matter.  If any portion of the Escrow Property is at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then and in any such event, the Escrow Agent is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree which it is advised by legal counsel selected by it is binding upon it without the need for appeal or other action; and if the Escrow Agent complies with any such order, writ, judgment or decree, it shall not be liable to any of the parties hereto or to any other person or entity by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

9.           Indemnification of the Escrow Agent.  From and at all times after the date of this Escrow Agreement, Quepasa and the Recipients, jointly and severally, shall, to the fullest extent permitted by law and to the extent provided herein, indemnify and hold harmless the Escrow Agent and each director, officer, employee, attorney, agent and affiliate of the Escrow Agent (collectively, the “Indemnified Parties”) against any and all actions, claims (whether or not valid), losses, damages, liabilities, costs and expenses of any kind or nature whatsoever (including without limitation reasonable attorneys’ fees, costs and expenses) incurred by or asserted against any of the Indemnified Parties from and after the date hereof, whether direct, indirect or consequential, as a result of or arising from or in any way relating to any claim, demand, suit, action or proceeding (including any inquiry or investigation) by any person, including without limitation Quepasa or the Recipient, whether threatened or initiated, asserting a claim for any legal or equitable remedy against any person under any statute or regulation, including, but not limited to, any federal or state securities laws, or under any common law or equitable cause or otherwise, arising from or in connection with the negotiation, preparation, execution, performance or failure of performance of this Escrow Agreement or any transactions contemplated herein, whether or not any such Indemnified Party is a party to any such action, proceeding, suit or the target of any such inquiry or investigation; provided, however, that no Indemnified Party shall have the right to be indemnified hereunder for any liability finally determined by a court of competent jurisdiction, subject to no further appeal, to have resulted solely from the gross negligence or willful misconduct of such Indemnified Party.  If any such action or claim shall be brought or asserted against any Indemnified Party, such Indemnified Party shall promptly notify Quepasa and the Recipients in writing, and Quepasa and the Recipients shall assume the defense thereof, including the employment of counsel and the payment of all expenses.  Such Indemnified Party shall, in its sole discretion, have the right to employ separate counsel (who may be selected by such Indemnified Party in its sole discretion) in any such action and to participate in the defense thereof, and the fees and expenses of such counsel shall be paid by such Indemnified Party, except that Quepasa and/or the Recipients shall be required to pay such fees and expenses if (a) Quepasa and/or the Recipients agree to pay such fees and expenses, or (b) Quepasa and/or the Recipient shall fail to assume the defense of such action or proceeding or shall fail, in the sole discretion of such Indemnified Party, to employ counsel satisfactory to the Indemnified Party in any such action or proceeding, (c) Quepasa or  the Recipients are  the plaintiff in any such action or proceeding or (d) the named or potential parties to any such action or proceeding (including any potentially impleaded parties) include both Indemnified Party and the Recipients and/or Quepasa, and Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the  Recipients or Quepasa.  Quepasa and the Recipients shall be jointly and severally liable to pay fees and expenses of counsel pursuant to the preceding sentence, except that any obligation to pay under clause (a) shall apply only to the party so agreeing.  All such fees and expenses payable by the Recipients and/or Quepasa pursuant to the foregoing sentence shall be paid from time to time as incurred, both in advance of and after the final disposition of such action or claim.  All of the foregoing losses, damages, costs and expenses of the Indemnified Parties shall be payable by Quepasa and the Recipients, jointly and severally, upon demand by such Indemnified Party.  The obligations of Quepasa and the Recipient under this Section 9 shall survive any termination of this Escrow Agreement, and the resignation or removal of the Escrow Agent shall be independent of any obligation of the Escrow Agent.

The parties agree that neither the payment by Quepasa or the Recipients of any claim by the Escrow Agent for indemnification hereunder nor the disbursement of any amounts to the Escrow Agent from the Escrow Property in respect of a claim by the Escrow Agent for indemnification shall impair, limit, modify, or affect, as between Quepasa and the Recipients, the respective rights and obligations of Quepasa, on the one hand, and the Recipients, on the other hand, under the Agreement.

10.           Exclusive Jurisdiction and Venue.  Any action brought by any party against the other concerning the transactions contemplated by this Escrow Agreement shall be brought only in the state or federal courts of the United States, State of Florida and venue shall be in the County of Palm Beach or appropriate federal district and division.  The parties to this Escrow Agreement hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens.

11.           Dispute Resolution. The Quepasa Representative shall provide the Recipients’ Representative with a written notice of the amount of the Liabilities at least 10 days prior to an applicable Release Date. The Recipients’ Representative shall provide written notice of its acceptance or rejection of the amount of the Liabilities within 10 days after receipt of the notice from the Quepasa Representative.  If the Quepasa Representative agrees with the amount of the Liabilities, it shall promptly execute and deliver a Joint Written Direction. If the Quepasa Representative disagrees with amount of the Liabilities or does not respond within the 10 day period, each of the Quepasa Representative and the Recipients’ Representative shall select an independent certified public accountant (a “CPA”) to calculate the Liabilities and provide notice of such selection to the other Representative within five days following the expiration of the preceding 10 day period.  The two CPAs shall select a third CPA who shall be empowered to make the final determination as to the amount of Liabilities which determination shall be binding upon the parties. The designated CPA shall be given reasonable access to all of  NewCo’s financial books and records and other relevant records in order to resolve the dispute. The  CPA shall provide his written determination  as soon as commercially reasonable.  If such determination of the Liabilities is at least 10% higher than the amount set forth in the written notice provided by the Queapsa’s Representative, Quepasa shall bear the reasonable fees and expenses of the CPA; otherwise the Recipients shall bear the reasonable fees and expenses of the CPA.

12.           Notices.  All notices and any other acts under this Escrow Agreement (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressees in person, by FedEx or similar internationally recognized receipted delivery service, or by facsimile delivery (with receipt of appropriate confirmation) as follows:

If to Quepasa and Quepasa Representative:	Quepasa Corporation 342 Datura Street, Suite 114 West Palm Beach, FL 33401 Attention: Mr. Michael Matte Facsimile: (011) (561) 651-9984

With a copy to:	Harris Cramer LLP 3507 Kyoto Gardens Drive, Suite 320 Palm Beach Gardens, Florida 33410 Attention: Michael D. Harris, Esq. Facsimile: (011) (561) 659-0701

With a copy to:	João Carlos Violante Freire, Assis, Sakamoto & Violante Advogados Av. Brig. Faria Lima, 1461 - 7º andar Jd. Paulistano - São Paulo - SP - 01452-002 Fax (55-11) 3094-7945

If to Recipients:	The address contained on the Signature Page

If to Recipients’ Representative:	Mr. Rafael Aguilher da Costa Rua Padre Anchieta, nº 1965, Apto. 2004, Bigorrilho, CEP 80730-000, Curitiba – Paraná

With a copy to:	Abreu, Merkl e Advogados Associados R. Joaquim da Silva Sampaio, 117 Curitiba, Paraná, BRASIL, 80710-630 Attention: Mr. Marcio Merkl Facsimile: +554133350095

If to the Escrow Agent at:	Harris Cramer LLP 3507 Kyoto Gardens Drive Suite 310 Palm Beach Gardens, FL 33410 Attn: Michael Harris, Esq. Facsimile: (011) (561) 659-0701

With a copy to:	Abreu, Merkl e Advogados Associados R. Joaquim da Silva Sampaio, 117 Curitiba, Paraná, BRASIL, 80710-630 Attention: Mr. Marcio Merkl Facsimile: +554133350095

or to such other address as any of them, by notice to the other may designate from time to time.  The transmission confirmation receipt from the sender’s facsimile machine shall be evidence of successful facsimile delivery.  Time shall be counted to, or from, as the case may be, the date of delivery.

13.           Amendment or Waiver.  This Escrow Agreement may be changed, waived, discharged or terminated only by a writing signed by the Representatives and the Escrow Agent.  No delay or omission by any party in exercising any right with respect hereto shall operate as a waiver.  A waiver on any one occasion shall not be construed as a bar to, or waiver of, any right or remedy on any future occasion.

14.           Severability.  To the extent any provision of this Escrow Agreement is prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Escrow Agreement.

15.           Governing Law.  This Escrow Agreement shall be construed and interpreted in accordance with the internal laws of the United States, State of Florida without giving effect to the conflict of laws principles thereof.

16.           Entire Agreement.  This Escrow Agreement constitutes the entire agreement between the parties relating to the holding, investment and disbursement of the Escrow Property and sets forth in their entirety the obligations and duties of the Escrow Agent with respect to the Escrow Property.

17.           Binding Effect.  All of the terms of this Escrow Agreement, as amended from time to time, shall be binding upon, inure to the benefit of and be enforceable by the respective heirs, successors and assigns of Quepasa, the Recipients, the Representatives and the Escrow Agent.

18.           Execution in Counterparts.  This Escrow Agreement and any Joint Written Direction may be executed in two or more counterparts, which when so executed shall constitute one and the same agreement or direction.

19.           Termination.  Upon the first to occur of the disbursement of all amounts in the Escrow Property pursuant to Joint Written Directions or the disbursement of all amounts in the Escrow Property into court pursuant to Section 6 hereof, this Escrow Agreement shall terminate and the Escrow Agent shall have no further obligation or liability whatsoever with respect to this Escrow Agreement or the Escrow Property.

20.           Dealings.  The Escrow Agent and any stockholder, director, officer or employee of the Escrow Agent may buy, sell, and deal in any of the securities of Quepasa and become pecuniarily interested in any transaction in which Quepasa may be interested, and contract and lend money to Quepasa and otherwise act as fully and freely as though it were not the Escrow Agent under this Agreement.  Nothing herein shall preclude the Escrow Agent from acting in any other capacity for Quepasa or for any other entity.

[Signatures Appear on Following Page]